Exhibit 99.1

Amy Low Chasen

Monica Chang

Ilene Drucker

(212) 282 – 5320

AVON REPORTS FIRST-QUARTER 2011 RESULTS

First-Quarter Revenue Up 7% Year over Year (Up 4% in Constant Dollars);

Active Representatives and Units Down 1%

Beauty Sales Up 8% (Up 4% in Constant Dollars) with Gains in All Categories

First-Quarter EPS from Continuing Ops of $0.35 versus $0.10 in the Prior Year;

Adjusted1 EPS from Continuing Ops of $0.37 versus $0.33 in the Prior Year

NEW YORK, N.Y., May 3, 2011 – Avon Products, Inc. (NYSE:AVP) today reported first-quarter 2011 total revenue of $2.6 billion, 7% higher than that of first-quarter 2010. Constant-dollar sales rose 4% in the first quarter as foreign exchange contributed 3% to growth. Total units declined 1%, while price/mix rose 5% during the quarter. Active Representatives declined 1% in the quarter. Acquisitions contributed approximately 2% to revenue growth in the first quarter.

“We are pleased with the early progress against our commitment to return the business to mid-single digit revenue growth and deliver 50-70 basis points of operating

Avon -2

margin expansion in 2011,” said Andrea Jung, Avon’s Chairman and Chief Executive Officer. “We are squarely focused on restoring growth in Brazil and Russia in the second half, and ensuring execution in gross margin improvement and cost control.”

Avon’s Beauty sales increased 8% year over year, with gains in all categories during the first quarter of 2011: 10% growth in fragrance, 6% in color, 7% in skincare, and 8% in personal care. Constant-dollar growth of 4% in Beauty was driven by gains of 6% in fragrance, 2% in color, 4% in skincare, and 5% in personal care.

First-quarter 2011 gross margin of 63.9% was 210 basis points above that of the prior-year quarter. On an adjusted basis, it increased by 80 basis points due to benefits from favorable foreign exchange and effective price management, partially offset by mix and higher commodity costs.

Selling, general and administrative expense in the quarter increased as a percent of revenue by 50 basis points versus first-quarter 2010 on a reported and adjusted basis, primarily due to higher distribution costs.

As planned, lower advertising was offset by a higher investment in Representative Value Proposition (“RVP”) during the first quarter of 2011. Within this rebalancing, advertising was $82 million for the quarter, down 15% or $14 million from a year ago, primarily due to reductions in China. Avon invested an incremental $30 million in RVP in the first quarter in Sales Leadership, higher incentives, and Service Model Transformation.

First-quarter 2011 costs associated with the company’s 2005 and 2009 restructuring programs were $15 million pre-tax, or $0.02 per share after-tax, compared with $5 million pre-tax, or $0.01 per share after-tax in the prior-year period.

First-quarter 2011 operating profit of $247 million was up 29% compared with the year-ago quarter and operating margin was 9.4%, up 160 basis points year over year.

Avon -3

Adjusted operating profit was up 11%, and adjusted operating margin was 9.9%, up 30 basis points from a year ago. The increase was primarily due to the higher gross margin.

First-quarter 2011’s effective tax rate was 32.3%, compared with 66.2% in the year-ago quarter. Excluding the impact from restructuring costs, the first-quarter 2011 rate was 32.8%. Excluding the impact of Venezuelan special items and restructuring costs, the first-quarter 2010 tax rate was 33.6%.

Income from continuing operations in the first quarter of 2011 was $152 million, or $0.35 per share, compared with $43 million, or $0.10 per share, in the year-ago quarter. Adjusted income from continuing operations was $161 million, or $0.37 per share, compared with $144 million, or $0.33 per share, in the year-ago first quarter.

With regards to cash flow, operating activities used $32 million of cash during the first quarter of 2011 compared with a $10 million source of cash in the same period of 2010, as higher net income was offset by a $75 million contribution to the U.S. pension plan and higher inventory levels. At quarter end, Avon’s net debt was $2.1 billion, up $146 million from the year-end level. Capital expenditure was $55 million for the quarter in line with the prior-year period.

First-Quarter Regional Results

Latin America’s first-quarter 2011 revenue was up 16% year over year, or up 11% in constant dollars, with strong growth in most of our large markets. Brazil was up 11%, or 2% in constant dollars, as progress made in service recovery throughout the quarter was not yet reflected in our top-line results. Mexico was up 23%, or 16% in constant dollars, primarily driven by growth in Active Representatives. Venezuela was up 39% on both a reported and constant-dollar basis. The region’s Active

Avon -4

Representatives grew 4% and units sold were up 6%. First-quarter operating profit was up 59%. Operating margin was 12.3%, or up 320 basis points from the first quarter of 2010. On an adjusted basis, Latin America’s first-quarter operating profit was up 6% and the operating margin was 12.1%, down 120 basis points from a year ago. The decline in operating margin was primarily driven by higher bad debt expense, higher distribution costs due to the transition to a new facility in Brazil, and increased investment in RVP.

First-quarter revenue in North America was down 2% in both reported and constant dollars. The acquisition of Silpada Designs, Inc. (“Silpada”) had a favorable impact on first-quarter revenue of approximately 8 percentage points. Active Representatives were down 6%. Units sold declined 14% compared with a year ago. Silpada contributed 2 percentage points to Active Representatives and 1 percentage point to unit growth in the quarter. North America’s first-quarter operating profit was down 36%. Operating margin was 5.4%, down 300 basis points versus last year’s quarter. Adjusted operating profit was down 18%, with an adjusted operating margin of 7.7%, down 150 basis points, reflecting fixed overhead with lower revenues, partially offset by improved bad debt. Silpada added 20 basis points to the North America adjusted operating margin.

In Central & Eastern Europe, first-quarter revenue was flat year over year, or down 1% in constant dollars, reflecting continued macroeconomic pressures in this region and a decline in Active Representatives. Russia was up 3% on a reported basis and up 1% in constant dollars. The region’s Active Representatives were down 4% and units sold were down 1% in the quarter. Operating profit was up 12% versus the 2010 quarter. The region’s operating margin was 18.7%, up 200 basis points from the prior-

Avon -5

year quarter. First-quarter 2011 adjusted operating profit was up 6%. Adjusted operating margin was 18.0%, up 90 basis points, due primarily to improvement in gross margin.

Western Europe, Middle East & Africa’s first-quarter revenue increased 16% versus the prior-year quarter, or up 15% in constant dollars, driven by an increase in Active Representatives. The acquisition of Liz Earle Beauty Co. Limited had a favorable impact on first-quarter revenue of approximately 4 percentage points. On a reported basis, U.K. revenue was flat, Turkey rose 14%, and South Africa rose 63%. In constant dollars, revenue growth was down 1% in the U.K, up 18% in Turkey, and up 49% in South Africa. The region’s Active Representatives grew 10% year over year and units sold increased 7%. Operating profit was up 54% versus the prior-year quarter. Operating margin was 9.8%, up 240 basis points from the prior-year quarter. First-quarter 2011 adjusted operating profit was up 59% with an adjusted operating margin of 9.6%, up 260 basis points, due to overhead leverage, and improved gross margin, which benefited from favorable foreign exchange.

Asia Pacific, which now includes our business in China, reported a first-quarter revenue decline of 6% year over year, or 12% in constant dollars. Revenues in Philippines rose 7%, or 2% in constant dollars. China declined 32%, or 35% in constant dollars, reflecting the continued transition away from a hybrid model to one which focuses on direct selling. The region’s Active Representatives declined 14% and units sold decreased by 11%, primarily reflecting double-digit declines in both indicators in China. Operating profit was up 33% versus the 2010 quarter. The region’s operating margin was 8.8%, up 260 basis points, and adjusted operating profit was up 34% versus the 2010 quarter. China reported a modest operating profit compared with a loss for the same period last year. The region’s adjusted operating margin was 8.5%, up 250

Avon -6

basis points from last year’s first quarter, benefiting from lower incentives and suspended advertising in China during this transition phase.

Avon will conduct a conference call at 9:00 A.M. today to discuss the quarter results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 57603823). The call and related slide presentation will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of one year. Avon will be filing its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 today. Please refer to the Form 10-Q for additional information on Avon’s results for the quarter.

Avon, the company for women, is a leading global beauty company, with over $10 billion in annual revenue. As the world’s largest direct seller, Avon markets to women in more than 100 countries through approximately 6.5 million independent Avon Sales Representatives. Avon’s product line includes beauty products, as well as fashion and home products, and features such well-recognized brand names as Avon Color, ANEW, Skin-So-Soft, Advance Techniques, Avon Naturals, and mark. Learn more about Avon and its products at www.avoncompany.com.

Footnote

1 “Adjusted” items refer to financial results presented in accordance with US GAAP that have been adjusted to exclude the impact of Venezuelan special items and restructuring costs, as described below, under “Non-GAAP Financial Measures.”

Non-GAAP Financial Measures

To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars. We refer to these adjusted growth rates as Constant $ growth, which is a non- GAAP financial measure. We believe this measure provides investors an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current year results and prior year results at a constant exchange rate. Currency impact is determined as the difference between actual growth rates and constant currency growth rates.

Avon -7

We present gross margin, selling, general and administrative expenses as a percentage of revenue, operating profit, operating margin, income from continuing operations, earnings per share from continuing operations and effective tax rate on a non-GAAP basis. The discussion of our segments presents operating profit and operating margin on a non-GAAP basis. We have provided a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP. These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company uses the non-GAAP financial measures to evaluate its operating performance and believes that it is meaningful for investors to be made aware of, on a period to period basis, the impacts of 1) costs to implement (“CTI”) restructuring initiatives and 2) costs and charges related to Venezuela being designated as a highly inflationary economy and the subsequent devaluation of its currency (“Venezuelan special items”). The Company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the Company’s financial results in any particular period. The Venezuelan special items include the impact on the Statement of Income caused by the devaluation of the Venezuelan currency on monetary assets and liabilities, such as cash, receivables and payables; deferred tax assets and liabilities; and nonmonetary assets, such as inventory and prepaid expenses. For nonmonetary assets, the Venezuelan special items include the earnings impact caused by the difference between the historical cost of the assets at the previous official exchange rate of 2.15 and the revised official exchange rate of 4.30.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “forecast,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “can,” “expectation” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following:

•

our ability to implement the key initiatives of, and realize the gross and operating margins and projected benefits (in the amounts and time schedules we expect) from, our global business strategy, including our multi-year restructuring initiatives, product mix and pricing strategies, enterprise resource planning, customer service initiatives, product line simplification program, sales and operation planning process, strategic sourcing initiative, outsourcing strategies, zero-overhead-growth philosophy, Internet platform and technology strategies, information technology and related system enhancements and cash management, tax, foreign currency hedging and risk management strategies;

•

our ability to realize the anticipated benefits (including any projections concerning future revenue and operating margin increases) from our multi-year restructuring initiatives or other strategic initiatives on the time schedules or in the amounts that we expect, and our plans to invest these anticipated benefits ahead of future growth;

•	the possibility of business disruption in connection with our multi-year restructuring initiatives or other strategic initiatives;

•	our ability to realize sustainable growth from our investments in our brand and the direct-selling channel;

•	our ability to transition our business in North America, including optimizing our product portfolio and enhancing field fundamentals;

•

a general economic downturn, a recession globally or in one or more of our geographic regions, such as North America, or sudden disruption in business conditions, and the ability of our broad-based geographic portfolio to withstand an economic downturn, recession, cost inflation, competitive or other market pressures, or conditions;

•

the effect of political, legal, tax and regulatory risks imposed on us, our operations or our Representatives, including foreign exchange or other restrictions, adoption, interpretation and enforcement of foreign laws including any changes thereto, as well as reviews and investigations by government regulators that have occurred or may occur from time to time, including, for example, local regulatory scrutiny in China;

•	our ability to effectively implement initiatives to reduce inventory levels in the time period and in the amounts we expect;

•	our ability to achieve growth objectives or maintain rates of growth, particularly in our largest markets and developing and emerging markets, such as Brazil or Russia;

Avon -8

•

our ability to successfully identify new business opportunities and identify and analyze acquisition candidates, secure financing on favorable terms and negotiate and consummate acquisitions as well as to successfully integrate or manage any acquired business;

•	the effect of rising silver prices on our recently acquired Silpada business;

•

the effect of economic factors, including inflation and fluctuations in interest rates and currency exchange rates, as well as the designation of Venezuela as a highly inflationary economy, foreign exchange restrictions and the potential effect of such factors on our business, results of operations and financial condition;

•

our ability to successfully transition and evolve our business in China in connection with the development and evolution of the direct selling business in that market, our ability to operate using a direct-selling model permitted in that market and our ability to retain and increase the number of Active Representatives there over a sustained period of time;

•	general economic and business conditions in our markets, including social, economic and political uncertainties in the international markets in our portfolio;

•

any developments in or consequences of investigations and compliance reviews, and any litigation related thereto, including the ongoing internal investigation and compliance reviews of Foreign Corrupt Practices Act and related U.S. and foreign law matters in China and additional countries, as well as any disruption or adverse consequences resulting from such investigations, reviews, related actions or litigation;

•

information technology systems outages, disruption in our supply chain or manufacturing and distribution operations, or other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations and large scale power outages;

•	the risk of product or ingredient shortages resulting from our concentration of sourcing in fewer suppliers;

•	the quality, safety and efficacy of our products;

•	the success of our research and development activities;

•	our ability to attract and retain key personnel and executives;

•

competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skin care and toiletries industry, some of which are larger than we are and have greater resources;

•

our ability to implement our Sales Leadership program globally, to generate Representative activity, to increase the number of consumers served per Representative and their engagement online, to enhance the Representative and consumer experience and increase Representative productivity through Service Model Transformation and other investments in the direct-selling channel, and to compete with other direct-selling organizations to recruit, retain and service Representatives and to continue to innovate the direct selling model;

•

the impact of the seasonal nature of our business, adverse effect of rising energy, commodity and raw material prices, changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•	our ability to protect our intellectual property rights;

•	the risk of an adverse outcome in any material pending and future litigations or with respect to the legal status of Representatives;

•	our ratings, our access to cash and financing and ability to secure financing at attractive rates; and

•	the impact of possible pension funding obligations, increased pension expense and any changes in pension regulations or interpretations thereof on our cash flow and results of operations.

Additional information identifying such factors is contained in Item 1A of our 2010 Form 10-K for the year ended December 31, 2010. We undertake no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In millions, except per share data)

	Three months ended March 31		Percent Change
	2011	2010

Net sales	$2,591.5	$2,416.5	7%
Other revenue	37.6	29.8

Total revenue	2,629.1	2,446.3	7%

Cost of sales	949.8	934.7
Selling, general and administrative expenses	1,432.8	1,320.1

Operating profit	246.5	191.5	29%

Interest expense	22.7	21.8
Interest income	(4.8)	(4.9)
Other expense, net	3.7	48.3

Total other expenses	21.6	65.2

Income from continuing operations, before tax	224.9	126.3	78%
Income taxes	(72.7)	(83.6)

Income from continuing operations, net of tax	152.2	42.7	256%
Discontinued operations, net of tax	(8.6)	0.6

Net Income	143.6	43.3
Net loss attributable to noncontrolling interest	—	(0.8)

Net income attributable to Avon	$143.6	$42.5	238%

Earnings per share:
Basic
Basic EPS from continuing operations	$.35	$.10	250%
Basic EPS from discontinued operations	$(.02)	$—

Basic EPS attributable to Avon	$.33	$.10	230%

Diluted
Diluted EPS from continuing operations	$.35	$.10	250%
Diluted EPS from discontinued operations	$(.02)	$—

Diluted EPS attributable to Avon	$.33	$.10	230%

AVON PRODUCTS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	March 31 2011	December 31 2010

Assets
Current Assets
Cash and cash equivalents	$1,015.3	$1,179.9
Accounts receivable, net	803.5	826.3
Inventories	1,293.5	1,152.9
Prepaid expenses and other	1,052.7	1,025.2

Total current assets	4,165.0	4,184.3

Property, plant and equipment, at cost	2,787.7	2,750.9
Less accumulated depreciation	(1,140.8)	(1,123.5)

Property, plant and equipment, net	1,646.9	1,627.4

Goodwill	680.4	675.1
Other intangible assets, net	363.7	368.3
Other assets	1,031.1	1,018.6

Total assets	$7,887.1	$7,873.7

Liabilities and Shareholders’ Equity
Current Liabilities
Debt maturing within one year	$726.4	$727.6
Accounts payable	829.8	809.8
Accrued compensation	258.7	293.2
Other accrued liabilities	751.8	771.6
Sales and taxes other than income	228.4	207.6
Income taxes	113.6	146.5

Total current liabilities	2,908.7	2,956.3

Long-term debt	2,391.1	2,408.6
Employee benefit plans	492.4	561.3
Long-term income taxes	119.1	128.9
Other liabilities	136.2	146.0

Total liabilities	$6,047.5	$6,201.1

Shareholders’ Equity
Common stock	$187.1	$186.6
Additional paid-in-capital	2,043.4	2,024.2
Retained earnings	4,655.0	4,610.8
Accumulated other comprehensive loss	(497.4)	(605.8)
Treasury stock, at cost	(4,564.8)	(4,559.3)

Total Avon shareholders’ equity	1,823.3	1,656.5

Noncontrolling Interest	16.3	16.1

Total shareholders’ equity	$1,839.6	$1,672.6

Total liabilities and shareholders’ equity	$7,887.1	$7,873.7

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In millions)

	Three Months Ended March 31
	2011	2010

Cash Flows from Operating Activities
Income from continuing operations, net of tax	$152.2	$42.7
Adjustments to reconcile net income to net cash provided by financing activities:
Depreciation and amortization	55.4	43.1
Provision for doubtful accounts	61.7	52.6
Provision for obsolescence	24.1	19.1
Share-based compensation	12.0	20.0
Deferred income taxes	(19.7)	19.9
Charge for Venezuelan monetary assets and liabilities	—	46.1
Other	15.8	18.8

Changes in assets and liabilities:
Accounts receivable	(23.4)	(54.1)
Inventories	(142.0)	(60.7)
Prepaid expenses and other	(22.6)	(13.4)
Accounts payable and accrued liabilities	(55.3)	(49.9)
Income and other taxes	(19.8)	(67.8)
Noncurrent assets and liabilities	(70.0)	(6.7)

Net cash (used) provided by operating activities of continuing operations	(31.6)	9.7

Cash Flows from Investing Activities
Capital expenditures	(55.3)	(56.7)
Disposal of assets	3.0	3.8
Purchases of investments	(0.1)	(0.3)
Proceeds from sale of investments	3.0	6.9
Acquisitions and other investing activities	—	(146.1)

Net cash used by investing activities of continuing operations	(49.4)	(192.4)

Cash Flows from Financing Activities
Cash dividends	(98.7)	(95.3)
Debt, net (maturities of three months or less)	(3.4)	133.2
Proceeds from debt	551.2	6.1
Repayment of debt	(554.6)	(10.0)
Proceeds from exercise of stock options	7.3	7.4
Excess tax benefit realized from share-based compensation	0.7	0.7
Repurchase of common stock	(5.8)	(10.4)

Net cash (used) provided by financing activities of continuing operations	(103.3)	31.7

Cash provided by operating activities - Disc Ops	—	1.9
Cash provided (used) by investing activities - Disc Ops	2.3	(0.1)
Cash used by financing activities - Disc Ops	—	(0.1)

Net cash provided by Discontinued Operations	2.3	1.7

Effect of exchange rate changes on cash and equivalents	17.4	(39.4)
Net change in cash and equivalents	(164.6)	(188.7)
Cash and equivalents at beginning of year (1)	$1,179.9	$1,311.6
Cash and equivalents at end of period (2)	$1,015.3	$1,122.9

(1)	Includes cash and cash equivalents of discontinued operations of $13.5M at January 1, 2010.
(2)	Includes cash and cash equivalents of discontinued operations of $10.9M at March 31, 2010.

AVON PRODUCTS, INC.

SUPPLEMENTAL SCHEDULE

(Unaudited)

(In millions)

THREE MONTHS ENDED 03/31/11

REGIONAL RESULTS

$ in Millions	Total Revenue US$		C$	Units	Price/Mix C$	Active Reps	Average Order C$
	% var. vs 1Q10		% var. vs 1Q10	% var. vs 1Q10	% var. vs 1Q10	% var. vs 1Q10	% var. vs 1Q10
Latin America	$1,131.4	16%	11%	6%	5%	4%	7%
North America	512.3	(2)	(2)	(14)	12	(6)	4
Central & Eastern Europe	411.8	—	(1)	(1)	—	(4)	3
Western Europe, Middle East & Africa	346.3	16	15	7	8	10	5
Asia Pacific	227.3	(6)	(12)	(11)	(1)	(14)	2
Total from operations	2,629.1	7	4	(1)	5	(1)	5
Global and other	—	—	—	—	—	—	—
Total	$2,629.1	7%	4%	(1)%	5%	(1)%	5%

	2011 GAAP Operating Profit US$	% var. vs 1Q10	2011 GAAP Operating Margin US$	2011 Non-GAAP Operating Profit US$ (1)	2010 Non-GAAP Operating Profit US$ (1)	2011 Non-GAAP Operating Margin (1)	2011 Non-GAAP Operating Margin (1)

Latin America	$139.5	59%	12.3%	$137.2	$129.4	12.1%	13.3%
North America	27.8	(36)	5.4	39.4	48.0	7.7	9.2
Central & Eastern Europe	76.9	12	18.7	74.0	70.0	18.0	17.1
Western Europe, Middle East & Africa	34.1	54	9.8	33.2	20.9	9.6	7.0
Asia Pacific	19.9	33	8.8	19.4	14.5	8.5	6.0
Total from operations	298.2	26	11.3	303.2	282.8	11.5	11.6
Global and other	(51.7)	(12)	—	(42.0)	(47.0)	—	—
Total	$246.5	29%	9.4%	$261.2	$235.8	9.9%	9.6%

CATEGORY SALES (US$)
	Consolidated
	US$		C$
		% var. vs 1Q10	% var. vs 1Q10
Beauty (color cosmetics/fragrances/skincare/personal care)	$1,874.9	8%	4%
Fashion (fashion jewelry/watches/apparel/footwear/accessories/childrens) (2)	488.0	8	5
Home (gift & decorative products/housewares/entertainment & leisure/childrens/nutrition) (2)	228.6	4	(1)

Net sales	$2,591.5	7%	4%
Other revenue	37.6	26	24

Total revenue	$2,629.1	7%	4%

(1)	For a further discussion on our non-GAAP financial measures, please refer to our discussion of non-GAAP financial measures in this release and reconciliations of our non-GAAP financial measures to the related GAAP financial measure in the following supplemental schedules.
(2)	During the third quarter of 2010, items associated with children’s products, that were previously reported in Home, were reclassified into Fashion if such children’s product was Fashion related.

AVON PRODUCTS, INC.

SUPPLEMENTAL SCHEDULE

NON-GAAP FINANCIAL MEASURES

(Unaudited)

This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	THREE MONTHS ENDED 03/31/11
	Reported (GAAP)	CTI restructuring initiatives	Rounding	Adjusted (Non-GAAP)

Cost of Sales	$949.8	$1.2		$948.6
Selling, general and administrative expenses	1,432.8	13.5		1,419.3

Operating profit	246.5	14.7		261.2
Income from continuing operations before taxes	224.9	14.7		239.6
Income taxes	(72.7)	(5.8)		(78.5)

Income from continuing operations	$152.2	$8.9		$161.1

Diluted EPS from continuing operations	0.35	0.02		0.37

Gross margin	63.9%	—		63.9%
SG&A as a % of Revenues	54.5%	(0.5)		54.0%
Operating margin	9.4%	0.6	(0.1)	9.9%
Effective tax rate	32.3%	0.4	0.1	32.8%

SEGMENT OPERATING PROFIT
Latin America	$139.5	$(2.3)		$137.2
North America	27.8	11.6		39.4
Central & Eastern Europe	76.9	(2.9)		74.0
Western Europe, Middle East & Africa	34.1	(0.9)		33.2
Asia Pacific	19.9	(0.5)		19.4
Global and other	(51.7)	9.7		(42.0)
Total	$246.5	$14.7		$261.2

SEGMENT OPERATING MARGIN
Latin America	12.3%	(0.2)		12.1%
North America	5.4%	2.3		7.7%
Central & Eastern Europe	18.7%	(0.7)		18.0%
Western Europe, Middle East & Africa	9.8%	(0.3)	0.1	9.6%
Asia Pacific	8.8%	(0.2)	(0.1)	8.5%
Global and other	—	—		—
Total	9.4%	0.6	(0.1)	9.9%

AVON PRODUCTS, INC.

SUPPLEMENTAL SCHEDULE

NON-GAAP FINANCIAL MEASURES

(Unaudited)

$ in Millions (except per share data)	THREE MONTHS ENDED 03/31/10
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	Rounding	Adjusted (Non-GAAP)

Cost of Sales	$934.7	$2.5	$29.7		$902.5
Selling, general and administrative expenses	1,320.1	2.7	9.4		1,308.0

Operating profit	191.5	5.2	39.1		235.8
Income from continuing operations before taxes	126.3	5.2	85.2		216.7
Income taxes	(83.6)	(1.9)	12.7	(0.1)	(72.9)

Income from continuing operations	$42.7	$3.3	$97.9	$(0.1)	$143.8

Diluted EPS from continuing operations	0.10	0.01	0.23	(0.01)	0.33

Gross margin	61.8%	0.1	1.2		63.1%
SG&A as a % of Revenues	54.0%	(0.1)	(0.4)		53.5%
Operating margin	7.8%	0.2	1.6		9.6%
Effective tax rate	66.2%	0.1	(32.7)		33.6%

SEGMENT OPERATING PROFIT
Latin America	$88.0	$2.3	$39.1		$129.4
North America	43.7	4.3	—		48.0
Central & Eastern Europe	68.6	1.4	—		70.0
Western Europe, Middle East & Africa	22.2	(1.3)	—		20.9
Asia Pacific	15.0	(0.5)	—		14.5
Global and other	(46.0)	(1.0)	—		(47.0)
Total	$191.5	$5.2	$39.1		$235.8

SEGMENT OPERATING MARGIN
Latin America	9.1%	0.2	4.0		13.3%
North America	8.4%	0.8	—		9.2%
Central & Eastern Europe	16.7%	0.3	—	0.1	17.1%
Western Europe, Middle East & Africa	7.4%	(0.4)	—		7.0%
Asia Pacific	6.2%	(0.2)	—		6.0%
Global and other	—	—	—		—
Total	7.8%	0.2	1.6		9.6%